                                                             EXHIBIT (A)(1)(III)
                          BLACK WARRIOR WIRELINE CORP.
                               100 ROSECREST LANE,
                           COLUMBUS, MISSISSIPPI 39701
                               TEL: (662) 329-1047
                               FAX: (662) 329-1089




                                                     October 28, 2005



                               SUPPLEMENTAL LETTER


Dear Sir or Madam:

         This letter is written to you to provide you with additional information supplementing our letter to you dated October 7, 2005 (which we refer to as our Letter to Note and Warrantholders) and our offer to you to exchange the Warrants you hold for shares of our Common Stock. The information in our Letter to Note and Warrantholders is incorporated by reference into this Supplemental Letter, except that such information is amended and supplemented to the extent specifically provided herein. Certain terms used in this Supplemental Letter as defined terms are defined in our Letter to Note and Warrantholders.

         The following captions refer to the captions in our Letter to Note and Warrantholders and the page numbers refer to the pages where those captions appear. The text following these captions amends or supplements the material appearing under the corresponding caption in our Letter to Note and Warrantholders.

         NEITHER THIS SUPPLEMENTAL LETTER NOR OUR LETTER TO NOTE AND WARRANTHOLDERS CONSTITUTES AN OFFER OF ANY OF OUR SECURITIES FOR SALE IN OUR PROPOSED UNDERWRITTEN PUBLIC OFFERING.

SUMMARY TERM SHEET - PAGE 1 AND OUR RECAPITALIZATION PLAN - YOUR ACCEPTANCE OF THIS PROPOSAL, EXECUTION OF THE RECAPITALIZATION AGREEMENT, WITHDRAWAL RIGHTS, OUR ACCEPTANCE OF YOUR TENDER - PAGE 13.

         Extension of Exchange Period. We reserve the right, in our sole discretion, to extend the Exchange Period or modify the terms of our offer to exchange one share for three Warrants, subject to compliance with applicable law. Any extension or modification will be communicated as promptly as possible to you by mail or by overnight delivery or the issuance of a press release, at our discretion.


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October 28, 2005
Page 2


EXISTING AGREEMENTS WITH THE ST. JAMES PARTNERSHIPS AND THE UNDERBRINK FAMILY ENTITIES - EXISTING RECAPITALIZATION AGREEMENTS WITH THE ST. JAMES PARTNERSHIPS
- PAGE 11

         The Recapitalization Agreements entered into with the Underbrink Family Entities and the St. James Partnerships are structured so that all Exchange Shares or each three Warrants sold to us will be sold at a price equivalent to the underwritten public offering price per share after deduction of underwriting discounts and expenses but before deducting our other expenses related to the registered offering.

         Under the terms of the Registration Rights Agreement, with respect to any shares registered for the account of selling stockholders, we are required to pay all of the expenses incurred in connection with the preparation, filing and other expenses we incur in processing the registration statement to effectiveness. We are not required to pay underwriting discounts, selling commissions and stock transfer taxes and fees and disbursements of counsel for the selling stockholders.

         Accordingly, the St. James Partnerships will realize the same net proceeds from the sale of three Warrants as they would have received if they sold one Exchange Share in the underwritten public offering.

OUR RECAPITALIZATION PLAN - TAX CONSEQUENCES TO HOLDERS - PAGE 14

         The second full paragraph on page 16 of the Letter to Note and Warrantholders is amended to read as follows:

              "TO OBTAIN TAX ADVICE, YOU MUST CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU BASED UPON THE PARTICULAR FACTS OF YOUR SITUATION. IN ADDITION, A FOREIGN STOCKHOLDER SHOULD BE AWARE THAT SPECIAL RULES NOT DISCUSSED ABOVE COULD APPLY TO THEM. ENTITIES SUCH AS LIMITED LIABILITY COMPANIES, PARTNERSHIPS, S CORPORATIONS AND TRUSTS ALSO COULD BE SUBJECT TO ADDITIONAL OR SPECIAL TAX RULES NOT DISCUSSED ABOVE."

OUR RECAPITALIZATION PLAN - OTHER MATTERS - PAGE 19

         The following paragraph is inserted under the caption Other Matters as the first paragraph of this section beginning on page 19:

             "The proposal to exchange Warrants for shares of Common Stock has been extended to the Warrants to purchase 1,500,000 shares of Common Stock held by William L. Jenkins, the President of our company. Mr. Jenkins'


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October 28, 2005
Page 3



             Warrants expire on January 1, 2007. Mr. Jenkins has advised us that he intends to exchange his Warrants for shares of Common Stock."

         The first full paragraph of this section beginning on page 19 is amended to read as follows:

             "Except for Mr. Jenkins, none of the Warrants that are the subject of this exchange offer are beneficially owned by any of our executive officers or Directors. However, see "Our Recapitalization Plan - Existing Agreements With the St. James Partnerships and the Underbrink Family Entities" above for information regarding agreements entered into on October 6, 2005 with us by the St. James Partnerships, and the Underbrink Family Entities regarding the sale of their Warrants, Exchange Shares and Conversion Shares to us."

THE RECAPITALIZATION AGREEMENT

         We have amended paragraph 4.10 of the Recapitalization Agreement to read in its entirety as follows:

                           "4.10 Holder's Acknowledgement. The Holder acknowledges that the Company now possesses and may hereafter possess certain non-public information concerning the Company and its prospects and proposed transactions beyond the transactions contemplated in this Agreement that may or may not be independently known to the Holder (the "Company Non-Public Information") which information may constitute material information. The Holder agrees to the terms and conditions of this Agreement notwithstanding that it is aware that Company Non-Public Information may exist and that the Company has not disclosed any Company Non-Public Information to Holder or, if such information has been disclosed, it has been disclosed under the terms of a confidentiality agreement. The Holder acknowledges that it is a sophisticated investor and is acting independently with respect to the transactions set forth in this Agreement and that the Company has no obligations to the Holder to disclose such Company Non-Public Information and it has no fiduciary obligations to the Holder. Holder may elect to sell its Conversion Shares and Exchange Shares in the proposed underwritten public offering in accordance with the terms of the Registration Rights Agreement. Holder understands and acknowledges that the market value of the Company's shares of Common Stock after the Closing Time of the Underwritten Offering may exceed the price realized by the Holder out of the Net Proceeds of the Underwritten Offering."


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October 28, 2005
Page 4


         We will include this amended language in the Recapitalization Agreement we return to you if you accept this offer.

SUMMARY FINANCIAL INFORMATION

         The following table sets forth our summary historical financial and operating data as of the dates and for the periods shown. The amounts for each historical annual period presented below were derived from the audited financial statements of Black Warrior Wireline Corp. included in our Annual Reports on Form 10-K for the years then ended. The amounts for six month periods presented below were derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the six months ended June 30, 2005. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005.

                           SIX MONTHS ENDED                              YEAR ENDED
                               JUNE 30,                                 DECEMBER 31,
                     -----------------------------      -------------------------------------------------
                         2005           2004            2004      2003       2002       2001       2000
                      (UNAUDITED)   (UNAUDITED)
                                         (in thousands, except per share amounts)

Statements of
Income Data:
Revenues(1)                $34,157        $23,710      $53,687    $45,757    $34,094    $39,682   $21,637
Income (loss) from
continuing
operations                  $4,445        $(1,941)      $4,630     $1,386    $(4,173)    $4,064   $(1,181)
Net income (loss)
per common share -
basic and diluted            $0.35         $(0.28)      $(0.14)    $(0.44)    $(0.62)     $0.40    $(0.55)

Balance Sheet
Data:
Current assets             $18,707              *      $15,665    $16,034    $16,117    $17,366   $14,102
Total assets               $35,008                     $30,109    $41,401    $49,671    $50,481   $42,875
Current
liabilities                 $8,317              *       $8,789    $64,439    $20,176    $16,829   $58,653
Total
Liabilities(2)             $55,856              *      $55,318    $64,905    $67,719    $61,128   $58,753
Cash Dividends                 -0-              *          -0-      - 0 -      - 0 -      - 0 -     - 0 -

     *   Intentionally omitted



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October 28, 2005
Page 5



         If you have any questions or should require any additional information, please do not hesitate to call James H. Harrison, a Director of our company, at St. James Capital Corp., (713) 585-3869. Copies of our periodic reports and other schedules and documents we file with the Securities and Exchange Commission can be accessed and reviewed on the website of the Commission at www.sec.gov.


                                          Very truly yours,

                                          Black Warrior Wireline Corp.



                                        By: /s/ William L. Jenkins
                                            --------------------------------
                                                William L. Jenkins, President






Enclosures